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                                  NEWS RELEASE

FOR INFORMATION CONTACT:                                  [GRT LISTED NYSE LOGO]

GLIMCHER REALTY TRUST
20 SOUTH THIRD STREET
COLUMBUS, OHIO 43215
WWW.GLIMCHER.COM

William G. Cornely           Melinda A. Janik         Carolee J. Oertel
Exec. V.P., COO              Sr. V.P., CFO            Executive Project Manager
bcornely@glimcher.com        mjanik@glimcher.com      coertel@glimcher.com
(614)621-9000 x111           (614)621-9000 x121       (614)621-9000 x119

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.4
MARCH 6, 2003

                         GLIMCHER REALTY TRUST ANNOUNCES
               PURCHASE OF JOINT VENTURE INTEREST IN REGIONAL MALL

COLUMBUS, OH -MARCH 6, 2003- GLIMCHER REALTY TRUST, (NYSE: GRT), today announced that it had completed the acquisition of the joint venture interest not previously owned by the Company in Colonial Park Mall, a 745,394 square foot enclosed regional mall located in Harrisburg, PA. The Company acquired the remaining 50% interest for $5.5 million in cash.

The property had an outstanding mortgage balance of $34.3 million on the acquisition date. The existing mortgage, which originated in 1997, bears interest at a fixed rate of 7.73% and matures in 2007. The purchase price for this acquisition represents an approximate capitalization rate of 10.5%.

"This acquisition is in keeping with our strategy of redeploying a portion of the proceeds from community center asset sales into new investments in regional malls," said Michael P. Glimcher, President. "With this latest transaction, we now have 100% ownership of 21 of our 23 regional malls."

ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

                       VISIT GLIMCHER AT: WWW.GLIMCHER.COM

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